UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 1, 2019

WEED, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-219922	83-0452269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4920 N. Post Trail
Tucson, AZ 85750

 (Address of principal executive offices)  (zip code)

(520) 818-8582

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01
Regulation FD Disclosure.

On July 9, 2019, we issued a press release announcing the fact we had the winning bid for Greg DiPaolo’s Pro Am Golf, LLC property located in Westfield, New York. A copy of the press release is furnished with this Current Report as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Section 8 – Other Events

Item 8.01
Other Events

As announced previously in our filings with the Securities and Exchange Commission, the Greg DiPaolo’s Pro Am Golf, LLC (“DiPaolo”) property located in Westfield, New York was put into foreclosure by the first position mortgage holder on the property. Under an agreement with DiPaolo, and in accordance with the process for the auction, we had a $120,000 non-refundable deposit down to acquire the property. Since the property was in foreclosure it was put up for auction, which occurred on July 1, 2019. At the auction, WEED, Inc. was the winning bidder with a bid of $597,000. Our prior deposit payment of $120,000 is being credited towards the purchase price, with the remaining $477,000, due on July 31, 2019. We currently need to raise additional funds to pay the remaining purchase price by July 31, 2019.

The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. We plan to use this property as our inroads to the New York hemp and infused beverage markets in the future. There are no current plans or budget to proceed with operations in New York if we are successful in acquiring the property, and there will not be until proper funding is secured after acquiring this property.

Item 9.01
Financial Statements and Exhibits

(c)
Exhibits

99.1	Press Release dated July 9, 2019 issued by WEED, Inc. announcing the fact we had the winning bid for Greg DiPaolo’s Pro Am Golf, LLC property located in Westfield, New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEED, Inc., a Nevada corporation

July 10, 2019	By:	/s/ Glenn E. Martin
Glenn E. Martin, Chief Executive Officer
(Principal Executive Officer)

3